Lithium Technology Corporation 8-K/A

Exhibit 99.1

Fairfax, VA., August 13, 2012 – Lithium Technology Corporation (“LTC”) announced today it has completed the sale of its 40% minority interest of EAS Germany GmbH to EnerSys. LTC and EnerSys formed the joint venture in Nordhausen, Germany in August 2011 to produce large format lithium-ion battery cells.

LTC will continue to cooperate with EnerSys and EAS as production partners for its lithium-ion battery cells and complete batteries. As part of the transaction, LTC, through its subsidiary Gaia Akkumulatorenwerke GmbH, redeemed all of its interest in EAS in exchange for cash, cancellation of outstanding payables and a credit facility for future purchases of battery cells from EAS. The existing service, supply and intellectual property agreements will remain in place.

About LTC:

LTC is a global provider of power solutions for diverse applications. The company’s product consists of large lithium-ion format cylindrical cells that deliver high power and high energy density. The company designs, engineers, builds, and customizes lithium-ion rechargeable batteries, complete with battery management system in the fast growing markets of vehicle traction and starter batteries.  For additional information, please visit www.lithiumtech.com